                                                                    Exhibit 99.2

                                 PROMISSORY NOTE

$1,000,000.00                                                       COLUMBUS, GA
                                                                    JULY 6, 2004

THIS PROMISSORY NOTE IS SUBJECT TO THE PROVISIONS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED JULY 6, 2004 BY AND BETWEEN W.C. BRADLEY CO. AND UNION BANK OF CALIFORNIA, N.A. ("AGENT"), AS ADMINISTRATIVE AGENT AND A LENDER, FOR ITSELF AND ON BEHALF OF CERTAIN LENDERS (COLLECTIVELY, THE "LENDERS") FROM TIME TO TIME PARTY TO THAT CERTAIN REVOLVING/TERM LOAN CREDIT AGREEMENT DATED AS OF JULY 6, 2004 BY AND BETWEEN AGENT, THE LENDERS AND ASHWORTH, INC.

      FOR VALUE RECEIVED, ASHWORTH ACQUISITION CORP., a Delaware corporation (hereinafter referred to as "Maker"), promises to pay to the order of W. C. BRADLEY CO., a Georgia corporation, (hereinafter, together with any assignee or holder hereof, referred to as "Holder"), at Post Office Box 140, Columbus, Georgia 31902-0140 or at such other place as Holder may designate by giving written notice to Maker at the address set forth below, the principal amount of ONE MILLION and NO/100 DOLLARS ($1,000,000.00), with simple interest on the daily outstanding principal as set forth below.

      Principal shall be due and payable in four (4) annual principal installments of TWO HUNDRED FIFTY THOUSAND and 00/100 ($250,000.00) Dollars each, beginning on June 30, 2005 and continuing on June 30, 2006, June 30, 2007, and June 30, 2008 at which time all unpaid principal together with accrued but unpaid interest shall be due and payable. Accrued interest on the outstanding principal balance at the rate set forth below shall be due and payable on the same day as each installment of principal shall be due and payable.

      The initial rate of interest shall be equal to three and one half percent (3-1/2 %) simple interest. Interest shall be computed for each day during the term of this Note by multiplying the outstanding principal balance hereunder at the close of business on that day by a daily interest factor, which daily interest factor shall be calculated by dividing the aforesaid interest rate per annum in effect on that day by 365 days.

      The indebtedness evidenced by this Note may be prepaid, either in whole or in part, without penalty, at any time. Any prepayment shall be applied first to accrued interest outstanding on the unpaid balance of this Note as of the date of said prepayment, then to the outstanding principal balance.

      This Note shall be secured.

      If any default is made in the payment of principal or interest as stipulated above and such default is not cured within fifteen (15) days thereafter, then Holder may, at Holder's option, declare the unpaid principal balance of this Note and all accrued interest thereon, immediately due, payable and collectible. The failure of Holder to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

      In the event that all or any portion of principal or interest hereunder remains unpaid after the same becomes due and payable, whether at stated maturity, by acceleration, or otherwise, any such sums shall bear interest at a rate equal to twelve percent (12%) per annum.

      Every notice, demand, consent or other communication authorized or required by this Note shall be in writing and shall be deemed to be given when hand delivered or when deposited in the United States registered or certified mail, return receipt requested, with postage prepaid, and addressed:

            If to Holder:             Mr. Robert H. Wright, Jr.
                                      W. C. Bradley, Co. 1017 Front Avenue
                                      Post Office Box 140 Columbus,
                                      Georgia 31902-0140

            If to Maker:              Mr. Randy Herrell
                                      Ashworth Acquisition Corp.
                                      2765 Loker Ave. W.
                                      Carlsbad, CA 92008

or at such other address as either party may from time to time designate in writing.

      Maker hereby waives and renounces any and all exemptions granted to Maker under the Constitution and laws of the United States or any state as against this debt or any renewal or extension thereof, and further waives presentment, demand, protest, and notice of dishonor, protest and non-payment except such notice as may be otherwise required herein.

      Maker's obligations hereunder are without set-off. Any right of set-off Maker may have is hereby waived and released.

      If any part of the indebtedness evidenced hereby, is collected by or through an attorney-at-law, Maker agrees to pay reasonable attorney's fees and all other expenses and costs of collection together with interest thereon at a rate equal to twelve percent (12%) per annum.

      Time is of the essence hereof.

      If from any circumstances whatsoever, the fulfillment of any provision of this Note or of any other instrument evidencing or securing the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other applicable law with regard to obligations of like character and amount, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note or under any other instrument evidencing or securing the indebtedness evidenced hereby that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity. In the event of any such reduction of said obligation, the unpaid principal balance of this Note, together with all accrued interest thereon and any other sums advanced hereunder or under any instruments securing the indebtedness evidenced hereby, shall, at the option of Holder, become immediately due and payable.

      Holder and Maker hereby agree that any dispute concerning this Note, including actions for collections of any amount due hereunder, shall be brought in any state or federal court in the State of Georgia. Holder and Maker hereby agree that venue of any dispute shall be proper in said court. This Note shall be construed according to the laws of the State of Georgia.

      IN WITNESS WHEREOF, Maker has caused this Promissory Note to be executed by its duly authorized officers and its corporate seal affixed, the day and year first above written.

                                           ASHWORTH ACQUISITION CORP.

                                           By:  /s/ Randall L. Herrel, Sr.
                                                --------------------------------
                                                   Title: President

                                           Attest:  /s/ Halina Balys
                                                    ----------------------------
                                                    Title: Corporate Secretary

                                       3